Filed pursuant to Rule 433

Preliminary Prospectus dated January 9, 2012

Registration No. 333-178772

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

January 9, 2012

2012 Series A 2.95% Senior Notes Due 2022

Issuer:	Virginia Electric and Power Company

Principal Amount:	$450,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	A3 (stable outlook)/A- (stable outlook)/A- (stable outlook)

Trade Date:	January 9, 2012

Settlement Date:	January 12, 2012

Final Maturity Date:	January 15, 2022

Interest Payment Dates:	January 15 and July 15

First Interest Payment Date:	July 15, 2012

Make-Whole Call:	T+15 bps prior to October 15, 2021

Par Call:	On or after October 15, 2021

Treasury Benchmark:	2.00% due November 15, 2021

Benchmark Yield:	1.928%

Spread to Benchmark:	+ 105 bps

Reoffer Yield:	2.978%

Coupon:	2.95%

Price to Public:	99.759%

Proceeds to Company Before Expenses:	99.109%

CUSIP/ISIN:	927804 FK5/US927804FK52

Joint Book-Running Managers:	Deutsche Bank Securities Inc.; Morgan Stanley & Co. LLC; UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Deutsche Bank Securities Inc.	1-800-503-4611 (toll free) Attention: Prospectus Department 100 Plaza One Jersey City, New Jersey 07311 prospectusrequest@list.db.com
Morgan Stanley & Co. LLC	1-866-718-1649 (toll free) 1585 Broadway New York, New York 10036
UBS Securities LLC	1-877-827-6444, ext. 5613884 (toll free) 299 Park Avenue New York, New York 10171 Attention: Prospectus Specialist

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.